Exhibit 99.1

ANN TAYLOR ELECTS BARBARA TURF TO BOARD OF DIRECTORS

New York, New York, September 17, 2004 – AnnTaylor Stores Corporation (NYSE: ANN) today announced that Barbara Turf has joined its Board of Directors.

Ms. Turf is President of Crate & Barrel (Euromarket Designs, Inc.). After taking a summer job at the retailer’s first store in Chicago in 1967, she became the manager of the company’s second store in Wilmette, Illinois. In 1973, she joined the company’s merchandising staff, and since 1978 has held responsibility for overseeing all merchandise buying. Prior to her current appointment in 1996, she was Executive Vice President, Merchandising and Marketing.

“We are delighted to welcome Ms. Turf to our Board of Directors,” commented J. Patrick Spainhour, Chairman and Chief Executive Officer. “Her 30 years of retail experience along with her deep understanding of the relationship between the client and the brand make her a valuable addition to our Board,” he added.

Ms. Turf will bring the number of independent directors on Ann Taylor’s 8-person Board of Directors to 7. Ms. Turf will also serve as a member of the fully independent Compensation Committee.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 699 stores in 45 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of August 28, 2004.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are Forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Store(s); a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company’s vendors in Asia and elsewhere; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company’s filings with the SEC. The Company does not assume any obligation to update or revise any forward-looking statements at any time for any reason.

Contact:

Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547

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